Exhibit 99.1
CONTACT: Rush Enterprises Inc., San Antonio
Steven L. Keller
830-626-5226
kellers@rushenterprises.com
Karen S. Konecny
830-626-5102
konecnyk@rushenterprises.com
Rush Enterprises, Inc. Agrees to Sell Construction Equipment Business
to Doggett Heavy Machinery Services, LLC
SAN ANTONIO, TX, June 18, 2010 — Rush Enterprises, Inc. (NASDAQ: RUSHA and RUSHB), which operates the largest network of commercial vehicle dealerships in North America, announced today that it signed a definitive asset purchase agreement to sell its John Deere construction equipment business, including its Rush Equipment Centers in Houston and Beaumont, Texas, to Doggett Heavy Machinery Services, LLC. The purchase price for the Rush Equipment Centers is estimated to be approximately $37 million for assets and goodwill. The transaction is expected to close in the third quarter.
“With a tremendous group of employees to whom I am extremely grateful, we successfully operated our John Deere construction equipment dealer in Houston for over 12 years,” said W. M. “Rusty” Rush, President and Chief Executive Officer of Rush Enterprises, Inc. “In the process, I believe that we proved that we can apply our organizational knowledge of serving commercial customers to distribute products other than commercial vehicles. We will continue to evaluate opportunities to re-enter the construction equipment dealership business in areas of the country outside of Houston and adjacent areas of southeast Texas, where we will be precluded from doing so for several years,” Rush concluded.
About Rush Enterprises, Inc.
Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird, IC, Diamond and Elkhart and two construction equipment dealerships in southeast Texas representing John Deere construction equipment. The Company’s vehicle and equipment centers are strategically located in high traffic areas on or near major highways in 14 states throughout the southern and western United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises’ operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Forward-Looking Statements
Certain statements contained herein, including those concerning the disposition of the Rush Equipment Centers are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, John Deere’s approval of the proposed transfer of ownership to Doggett Heavy Machinery Services, LLC, the ability of Doggett Heavy Machinery Services, LLC to finance the proposed acquisition, and one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.